Exhibit 99.1

News Release

FREYR Battery Announces Transformative Acquisition of Trina Solar’s U.S. Manufacturing Assets, Actions to Strengthen Board of Directors and Management Team

New York, Oslo, and Newnan, GA, November 6, 2024, FREYR Battery (NYSE: FREY) (“FREYR” or the “Company”) has announced that the Company has entered into an agreement to acquire the U.S. solar manufacturing assets of Trina Solar Co Ltd. (SHA: 688599) (“Trina Solar”). The transaction is subject to certain customary conditions precedent, including receipt of certain third-party consents, completion of the preferred stock issuance to Encompass Capital Advisors LLC and internal reorganization to be completed by Trina Solar and is expected to close around year end 2024.

Highlights

●	The transaction is expected to close year end 2024 and creates a leading integrated U.S.-owned and operated solar technology company with a pathway for value enhancing growth

●	FREYR is acquiring 5 GW, 1.35 million square foot solar module manufacturing facility in Wilmer, Texas that started production on November 1, 2024

●	Trina Solar is a global leader in solar and renewable energy industry with an established U.S. commercial presence, global supply chains, advantaged technology, and a strong track record of manufacturing and project execution for U.S. customers

●	FREYR is developing a new 5GW, U.S. solar cell manufacturing facility; site selection underway and targeting start of production in 2H 2026

●	FREYR provides 2025 EBITDA guidance of $75 - $125 million. FREYR expects to exit 2025 at full-year run rate EBITDA of $175 - $225 million

●	Total consideration to Trina Solar of $340 million, comprised of $100 million of cash, $50 million repayment of an intercompany loan, $150 million loan note, 9.9% of FREYR outstanding common stock, and a convertible loan note that would convert into an additional 11.5% of FREYR outstanding common stock after certain conditions are satisfied

●	Simultaneously, FREYR has secured a $100 million commitment for the issuance of preferred stock issuance to Encompass Capital Advisors LLC and $14.8 million through a private placement of FREYR common stock

●	Daniel Barcelo, FREYR’s Chairman of the Board of Directors (the “Board”), assumes role of Chief Executive Officer of FREYR with immediate effect and Evan Calio will remain Chief Financial Officer. Subject to closing of the transaction, Mingxing Lin will be appointed Chief Strategy Officer and Dave Gustafson will be appointed Chief Operating Officer; while Peter del Vecchio will be joining as Interim Chief Legal Officer with immediate effect

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●	Co-founder Tom Einar Jensen appointed CEO of FREYR Europe and will oversee value optimization of European assets

●	New CEO Daniel Barcelo to remain Chairman of the Board of Directors; W. Richard Anderson appointed to FREYR’s Board; Incoming Chief Strategy Officer Mingxing Lin has been selected as a Board nominee subject to closing of the transaction; Tom Einar Jensen to step down from the Board

Under the terms of the agreement, FREYR will acquire Trina Solar’s 5 GW solar module manufacturing facility in Wilmer, Texas, which started production on November 1, 2024. The facility is expected to ramp up to full production in 2025 with 30% of estimated production volumes backed by firm offtake contracts with U.S. customers.

Upon closing of the transaction, FREYR will execute a multi-phase strategic plan to establish a vertically integrated U.S. solar manufacturing footprint. The next phase of the plan will be to construct a 5GW solar cell manufacturing facility in the U.S. Site selection is underway and FREYR is targeting a start of construction in 2Q 2025 with anticipated first solar cell production in 2H 2026. The creation of a U.S.-owned and operated company that can provide a turnkey solar technology solution is expected to solve a bottleneck for developers, create up to 1,800 direct jobs, satisfy local content requirements for U.S. solar projects, and competitively differentiate FREYR.

“We are pleased to announce this transformative transaction, which will immediately position the Company as one of the leading solar manufacturing companies in the U.S. We are proud to be partnered with Trina Solar, a global manufacturing and solar technology leader.” commented Daniel Barcelo, FREYR’s newly appointed Chief Executive Officer. “Domestic manufacturing capacity for solar and batteries is essential for energy transition and job creation. The U.S. was once the global leader in solar, and it can be again.”

Transaction details

Under the terms of the transaction agreement at closing, the total consideration to Trina Solar will consist of $100 million of cash, $50 million repayment of an intercompany loan, $150 million loan note, 9.9% of FREYR outstanding common stock, and an $80 million convertible loan note that would convert into an additional 11.5% of FREYR outstanding common stock after certain conditions are satisfied. FREYR has secured a $100 million commitment for the issuance of preferred stock to Encompass Capital Advisors LLC and $14.8 million for a private placement of 7.0% of FREYR outstanding common stock to Ms. Chunyan Wu, a co-founder and significant shareholder of Trina Solar. The funds will be used for general operational and working capital purposes.

Changes to strengthen FREYR’s management team and Board of Directors

Daniel Barcelo, FREYR’s current Chairman of the Board, has been appointed Chief Executive Officer. Tom Einar Jensen, FREYR’s co-founder, will assume the role of CEO of FREYR Europe and will oversee the optimization and monetization of FREYR’s European portfolio. Mr. Jensen is stepping down from FREYR’s Board of Directors to focus on FREYR’s European portfolio. All these changes are effective immediately.

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Joining FREYR upon closing will be Mingxing Lin, who has been appointed the Company’s Chief Strategy Officer, and Dave Gustafson, who has been appointed Chief Operating Officer. Mr. Lin and Mr. Gustafson bring decades of collective experience in multinational company management and the solar industry. Mr. Lin has been appointed a nominee to FREYR’s Board of Directors subject to closing of the transaction.

W. Richard Anderson has been appointed to FREYR’s Board, effective immediately. Mr. Anderson is currently the Chief Executive Officer of Coastline Exploration Ltd., and he brings more than 25 years of leadership experience in the global energy industry and more than 15 years as a board member of public and private energy companies to FREYR.

FREYR provides financial and operational guidance

In anticipation of the closing of the transaction and the start of solar module production at the Wilmer, Texas facility in Q4 2024, FREYR is initiating 2025 EBITDA guidance of $75 - $125 million and expects to exit 2025 at full-year run rate EBIDTA of $175 - $225 million.

FREYR European assets

FREYR is implementing a value optimization and monetization initiative in Europe to align with the Company’s strategy to focus on vertically integrating the U.S. solar business. As CEO of FREYR Europe, Tom Einar Jensen will oversee the process.

The Company has terminated its SemiSoldTM technology license with 24M Technologies (“24M”). Pursuant to the termination of the 24M license agreement, FREYR has no remaining financial obligations to 24M and no longer holds any equity ownership interest in 24M.

Presentation of Transaction Highlights

A presentation will be held today, November 6, 2025, at 8:00 am EDT to discuss the transaction. The presentation materials will be available for download at https://ir.freyrbattery.com.

To access the conference call, listeners should contact the conference call operator at the appropriate number listed below approximately 10 minutes prior to the start of the call.

Participant conference call dial-in numbers:

Conference ID 1923230
USA / International Toll +1 (646) 307-1963
USA - Toll-Free (800) 715-9871
Canada - Toronto (647) 932-3411
Canada - Toll-Free (800) 715-9871

Transaction advisors

Santander served as financial advisor, Skadden, Arps, Slate, Meagher & Flom (UK) LLP served as legal advisor, Arnold & Porter, Ernst & Young, Clean Energy Associates and Rystad Energy served as advisors to FREYR in support of the transaction. Dorsey & Whitney LLP served as U.S. legal advisor, CICC served as financial advisor and Deloitte served as tax advisor to Trina Solar.

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Investor contact:

Jeffrey Spittel

Senior Vice President, Investor Relations and Corporate Development

jeffrey.spittel@freyrbattery.com

Tel: (+1) 409 599-5706

Media contact:

Amy Jaick

Global Head of Communications
amy.jaick@freyrbattery.com

Tel: (+1) 973 713-5585

Cautionary Statement Concerning Forward-Looking Statements

All statements, other than statements of present or historical fact included in this presentation, including, without limitation, FREYR Battery, Inc.’s, a Delaware corporation, (“FREYR”) ability to establish a commercial presence in the U.S. solar market; the potential benefits of FREYR’s strategic acquisition of Trina Solar US Holding Inc., a Delaware corporation (“Trina”); the expected timeline to closing the transaction; FREYR’s ability to secure financing options for the solar cell manufacturing facility; the projected start of module production in Q4 2024; the construction of a solar cell manufacturing facility targeting start of production in H2 2026; the integration of U.S. solar module and solar cell capacity; FREYR’s ability to become a top 5 U.S. solar module producer; any resulting U.S. government incentives for clean energy technology manufacturing and development; the establishment of a domestic manufacturing footprint for FREYR’s integrated clean energy solution business; the creation of 1,500 local jobs; the integration of U.S. solar and battery energy storage system manufacturing; the monetization of FREYR’s legacy assets; any competitive advantages of integration; any potential benefits of the U.S. Inflation Reduction Act; the technological advantage of Trina’s modules; and the ability to replicate global supply chains in the U.S. are forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement or could otherwise cause the transaction to fail to close; (2) the outcome of any legal proceedings that may be instituted against the Company following the announcement of the transaction; (3) the inability to complete the transaction, including due to failure to satisfy conditions to closing of the transaction; (4) any failure to obtain lender’s consent with respect to project finance prior to closing; (5) any material liabilities identified post-signing that may lead to the termination of the transaction agreement; (6) the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction; (7) the ability to recognize the anticipated benefits of the transaction; (8) costs related to the transaction; (9) changes in applicable laws or regulations; (10) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (11) any material modifications or repeal of the U.S. Inflation Reduction Act (“IRA”); (12) any enacted legislation that could limit the ability of companies with a certain percentage of Chinese ownership to receive tax credits under IRA; (13) any potential risk that the Chinese equity ownership in the Company may impact FREYR’s ability to develop a solar cell facility in the U.S.; (14) any increases to commodity pricing or US tariff and countervailing duty levels; and (15) potential operational risks associated with commissioning and ramp-up of production. The Company cautions that the foregoing list of factors is not exclusive. Most of these factors are outside FREYR’s control and are difficult to predict. Additional information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in (i) FREYR’s post-effective amendment no. 1 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on January 4, 2024, (ii) FREYR’s Registration Statement on Form S-4 filed with the SEC on September 8, 2023 and subsequent amendments thereto filed on October 13, 2023, October 19, 2023 and October 31, 2023, and (iii) FREYR’s annual report on Form 10-K filed with the SEC on February 29, 2024, and FREYR’s quarterly reports on Form 10-Q filed with the SEC on May 8 and August 9, 2024, and available on the SEC’s website at www.sec.gov. Except as otherwise required by applicable law, FREYR disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this presentation. Should underlying assumptions prove incorrect, actual results and projections could differ materially from those expressed in any forward-looking statements.

FREYR intends to use its website as a channel of distribution to disclose information which may be of interest or material to investors and to communicate with investors and the public. Such disclosures will be included on FREYR’s website in the ‘Investor Relations’ sections. FREYR also intends to use certain social media channels, including, but not limited to, Twitter and LinkedIn, as means of communicating with the public and investors about FREYR, its progress, products and other matters. While not all the information that FREYR posts to its digital platforms may be deemed to be of a material nature, some information may be. As a result, FREYR encourages investors and others interested to review the information that it posts and to monitor such portions of FREYR’s website and social media channels on a regular basis, in addition to following FREYR’s press releases, SEC filings, and public conference calls and webcasts. The contents of FREYR’s website and other social media channels shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

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